EXHIBIT 99.1
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NEWS                                                                  Boston
FOR IMMEDIATE RELEASE                                                 Scientific


                                                   Boston Scientific Corporation
                                                   One Boston Scientific Place
                                                   Natick, MA 01760-15337

                                                   508-650-8000

                                                   www.bostonscientific.com

                BOSTON SCIENTIFIC ANNOUNCES MANAGEMENT EXPANSION

      COMPANY STRENGTHENS MANAGEMENT TEAM FOR CONTINUED GROWTH AND SUCCESS

                  PAUL LAVIOLETTE NAMED CHIEF OPERATING OFFICER


Natick, MA (December 20, 2004) - Boston Scientific Corporation (NYSE: BSX) today announced an expansion of its management structure designed to position the Company for continued growth and success. The expansion includes the appointment of Paul LaViolette as Chief Operating Officer, as well as a number of other promotions.

Paul has served in several positions since joining the Company in 1994. Most recently, he has served as Senior Vice President and Group President for Cardiovascular. He will now assume responsibility for all the Company's business units and worldwide commercial activities, with the exception of the recently acquired Advanced Bionics Corporation. Among his new responsibilities will be the Company's Endosurgery Group, which will continue to be managed by Steve Moreci, Senior Vice President and Group President for Endosurgery. Paul will also share responsibility for the Company's manufacturing activities, which will continue to report to Jim Taylor, Executive Vice President for Operations. In addition, Paul will share responsibility for research and development, which will continue to report to Fred Colen, Executive Vice President and Chief Technology Officer.

Several current Company executives have been promoted and named to the Executive Committee. They are:

     o    Brian Burns: Senior Vice President for Quality

     o    Jeff Goodman: Senior Vice President, and President of International

     o    Ken Pucel: Senior Vice President for Operations

     o Dr. Mary E. Russell: Senior Vice President for Clinical and Regulatory, and Chief Medical Officer

As head of International, Jeff Goodman will oversee all business units and commercial activities

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Boston Scientific Corporation/Page 2
December 20, 2004


outside the United States. The Company does business in approximately 100 countries, and International revenues in 2004 are expected to exceed $2 billion. Jeff joined the Company in 1999 and has served as President of Inter-Continental, which includes all countries outside the United States, Europe and Japan. During his tenure, Inter-Continental's revenues quintupled and profits increased dramatically.

Dr. Mary Russell's responsibilities will increase significantly. She will now oversee all preclinical, clinical and regulatory affairs for the Company. Previously, she served as Senior Vice President and Chief Medical Officer for Cardiovascular Clinical Sciences. In that capacity, she led the planning and execution of the clinical strategy that led to the approval of the Company's TAXUS(TM) Express(2)(TM) paclitaxel-eluting coronary stent system. In addition, she developed a Company-wide clinical infrastructure to support global trial requirements. Dr. Russell assumes responsibility for regulatory affairs from Dennis Ocwieja, who is retiring from the Company.

Jim Gilbert is joining the Company as a Senior Vice President and a member of the Executive Committee. He will be responsible for a broad portfolio, providing strategic support on key projects and growth initiatives. He will also manage Corporate E-Marketing, Corporate Marketing Science, Corporate Sales and National Accounts, and Reimbursement and Outcomes Planning. Jim is a veteran of 23 years at Bain and Company, where he served as a director and a partner, and was the managing partner of Bain's Global Healthcare Practice.

Hank Kucheman has been promoted to President of the Company's Interventional Cardiology business. Hank has been with the Company since 1990, and he most recently served as Senior Vice President for Cardiovascular and Corporate Marketing.

Several existing members of the Company's Executive Committee have been promoted. Their new titles are:

     o Larry Best: Executive Vice President for Finance and Administration, and Chief Financial Officer

     o    Fred Colen: Executive Vice President and Chief Technology Officer

     o    Paul Donovan: Senior Vice President for Corporate Communications

     o    Bob MacLean: Executive Vice President for Human Resources

     o    Paul Sandman: Executive Vice President, Secretary and General Counsel

     o    Jim Taylor: Executive Vice President for Operations

"Boston Scientific has enjoyed an extraordinary amount of growth and success over the past few years, due in large part to the management team I am recognizing with these promotions," said Jim Tobin,

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Boston Scientific Corporation/Page 3
December 20, 2004


President and Chief Executive Officer of Boston Scientific. "These changes are designed to position the Company for future growth and sustained leadership over the long haul. All these people have proved themselves as talented and effective managers. I am confident their past achievements are solid indications of their future promise."

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be affected by the Company's overall business strategy and other factors described in the Company's filings with the Securities and Exchange Commission.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.


                                        CONTACT:  Milan Kofol
                                                  508-650-8569
                                                  Investor Relations
                                                  Boston  Scientific Corporation

                                                  Paul Donovan
                                                  508-650-8541
                                                  Media Relations
                                                  Boston  Scientific Corporation